Exhibit 10.39

AMENDMENT TO OFFER LETTER

Effective December 31, 2008

Office Depot, Inc., a Delaware corporation (“Company”), set out the terms of its offer of employment to the executive named below (“Executive”) pursuant to a letter with the date specified below (“Offer Letter”). The Company and the Executive desire to amend the severance provisions of the Offer Letter (“Amendment”) in order to evidence documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulatory guidance thereunder, effective on the date specified above.

Executive: Elisa Garcia

Date of Offer Letter: May 15, 2007

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. With respect to any quoted language herein, which shall be inserted into your Offer Letter, the parties intend for said quoted language to control to the extent that there is any conflict with the language in the original Offer Letter.

2. The temporary housing arrangement specified in the Offer Letter and all payments related to such temporary housing arrangement were completed on or about August 15, 2007.

3. To the extent that your Offer Letter contains language regarding the execution of a release of claims and regarding the time and form of payment of the severance benefits, the below language is hereby inserted in your Offer Letter in lieu of such references:

“The Company must deliver to you a customary release agreement (the “Release”) within seven days following the date of your employment termination. As a condition to receipt of the severance benefits specified in this section, you must (i) sign the Release and return the signed Release to the Company within the time period prescribed in the Release (which will not be more than 45 days after the Company delivers the Release to you), and (ii) not revoke the Release within any seven-day revocation period that applies to you under the Age Discrimination in Employment Act of 1967, as amended; the total period of time described in (i) and (ii) above is the “Release Period.” The Company will pay the severance benefits specified in this section to you in a lump sum within 15 days following the expiration of the Release Period. In the event you decline or fail for any reason to timely execute and deliver the Release or you revoke the Release, then you will not be entitled to the severance benefits specified in this section.”

4. The following new section entitled “Tax Treatment” shall be inserted at the end of the Offer Letter:

“Tax Treatment:	This letter will be construed and administered to preserve the exemption from Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation exemption of Treas. Reg. §1.409A-1(b)(9)(iii). You acknowledge and agree that the Company has made no representation to you as to the tax treatment of the compensation and benefits provided pursuant to this letter and that you are solely responsible for all taxes due with respect to such compensation and benefits.”

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Office Depot, Inc.

By:	/s/ Stephen R. Calkins
	Name:	Stephen R. Calkins
	Title:	Vice President, Associate General Counsel

Agreed to and Accepted by Executive

/s/ Elisa D. Garcia C.
Name:	Elisa Garcia
Date:	12-17-08

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